Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Elects Richard M. Olson to its Board of Directors

BLOOMINGTON, Minn. (January 19, 2016) — The Toro Company (NYSE: TTC) today announced that its Board of Directors has elected Richard M. Olson, Toro’s President and Chief Operating Officer, to the Board of Directors, effective immediately.  The addition of Mr. Olson brings the Toro Board of Directors to 10 members.

Mr. Olson has served as Toro’s President and Chief Operating Officer since September 2015.  He joined Toro in 1986 and spent his first 14 years in increasing leadership roles in operations, including as a Commercial Engineering Program Manager, Director of Plant Operations at Toro’s facility in Shakopee, Minnesota, and Managing Director of Northern Manufacturing Operations.  Mr. Olson has held a number of executive positions in Toro’s businesses, including as Vice President, Exmark, Vice President, International Business, and Group Vice President, International Business, Micro-Irrigation Business and Distributor Development.  Mr. Olson holds a Bachelor of Science degree in industrial technology from Iowa State University and a Masters of Business Administration degree from the Carlson School of Management at the University of Minnesota.

“The rich company knowledge and broad experience that Rick has gained through his leadership of our businesses and manufacturing operations provide him with a unique strategic perspective and we are pleased to have him join the Board,” said Michael J. Hoffman, Toro’s Chairman and Chief Executive Officer.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.